EXHIBIT 10.5
Agreement No. 89«Agr_No»
SMITH INTERNATIONAL, INC.
NONSTATUTORY OPTION AGREEMENT
               OPTIONEE: «Full_Legal_Name»
     1. Grant of Stock Option. As of the Grant Date (identified in Section 2 below), Smith International, Inc. (the “Company”) hereby grants a Nonstatutory Stock Option (the “Option”) to Optionee, an Employee of the Company and/or one or more of its Subsidiaries, to purchase the number of shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), identified in Section 2 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan, as amended and restated effective January 1, 2005 (the “Plan”). The Plan is hereby incorporated herein in its entirety by reference. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.
     2. Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:

(a)	Optionee:	«Full_Legal_Name»

(b)	Grant Date:	«Grant_Date»

(c)	Shares:	«Shares_Granted» Shares of the Company’s Common Stock.

(d)	Option Price:	$«Price» per Share.

(e)	Option Period:	«Grant_Date» through «Expire_Date» (until 5:00 p.m. CST).

(f)	Vesting Schedule: Options as follows:

Date		Options Vesting
«Vest_Date1»		«Shares1»

«Vest_Date2»		«Shares2»

«Vest_Date3»		«Shares3»

«Vest_Date4»		«Shares4»

	Total	«Shares_Granted»

     3. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 2 sets forth meanings for certain of the capitalized terms used in this Agreement.
     4. Option Term. The Option shall commence on the Grant Date (identified in Section 2 above) and terminate on the tenth (10th) anniversary of the Grant Date as specified in Section 2. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.
     5. Option Price. The Option Price per Share is identified in Section 2.
     6. Vesting. The total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule (described in Section 2). The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole Shares. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

     7. Method of Exercise. The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by Optionee or delivered via email communication from a verifiable email address of Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day preceding the proposed exercise date.
     8. Method of Payment. Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price (provided that the Shares must have been held by Optionee for at least six (6) months prior to their tender to satisfy the Option Price); or (iii) any other permitted method pursuant to the applicable terms and conditions of the Plan.
     As soon as practicable after receipt of a written notification of exercise and full payment, including any applicable taxes as described in Section 17 below, the Company shall deliver to or on behalf of Optionee, in the name of Optionee or other appropriate recipient, Share certificates or other evidence of ownership for the number of Shares purchased under the Option.
     9. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock may be listed. In addition, Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.
     10. Termination of Employment. Voluntary or involuntary termination of Employment shall affect Optionee’s rights under the Option as follows:
     (a) Termination for Cause. The entire Option, including any vested portion thereof, shall expire on 12:01 a.m. (CST) on the date of termination of Employment and shall not be exercisable to any extent if Optionee’s Employment is terminated for Cause (as defined in the Plan at the time of such termination of Employment).
     (b) Death or Disability. If Optionee’s Employment is terminated by death or Disability (as defined in the Plan at the time of such termination of Employment), then (i) the Option shall become fully vested as of such date of termination and (ii) the Option shall expire on the date that is three (3) years after such date of termination of Employment (to the extent not exercised by Optionee) or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution or, in the case of Disability, by Optionee or Optionee’s legal representative. In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) three years after the date of Optionee’s death or termination of Employment due to Disability.
     (c) Involuntary Termination Without Cause. If Optionee’s Employment is terminated involuntarily by the Company or a Subsidiary without Cause, then (i) the non-vested portion of the Option shall immediately expire on the termination of Employment date; and (ii) the vested portion of the Option shall expire to the extent not exercised within one (1) year after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the termination of Employment date even if Optionee becomes deceased during such period.
     (d) Voluntary Termination. If Optionee’s Employment is terminated due to voluntary resignation, then (i) the non-vested portion of the Option shall immediately expire on the termination of Employment date and (ii) the vested portion of the Option shall expire to the extent not exercised within ninety (90) calendar days after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) ninety (90) calendar days after the termination of Employment date even if Optionee becomes deceased or disabled during such period.
     (e) Transfer of Employment. A transfer of Employment by Optionee, without an interruption of Employment service, between or among the Company and any Subsidiary of the Company shall not be considered a termination of Employment for purposes of this Agreement.

     11. Independent Legal and Tax Advice. Optionee understands that he or she may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option granted hereunder. Optionee represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acquisition or disposition of the Option and any Shares acquired thereby and that he or she is not relying on the Company or Subsidiary for any tax advice.
     12. Reorganization of Company. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     13. Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan. However, such adjustments shall not result in the Option being considered to be deferred compensation subject to Code Section 409A, unless otherwise determined at the discretion of the Company.
     14. No Rights in Shares. Optionee shall have no rights as a stockholder in respect of the Shares until Optionee becomes the record holder of such Shares.
     15. Investment Representation. Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.
     16. No Effect on Employment or Service. Optionee acknowledges and agrees that the vesting of the Option pursuant to Section 2 hereof is earned only by continuing as an employee. Optionee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all, and will not interfere with Optionee’s right, or the Company’s or Subsidiary’s right, to terminate Optionee’s relationship as an employee at any time.
     17. Withholding of Taxes. To the extent that the exercise of the Option hereunder results in compensation income to Optionee for federal, state or local income tax purposes, Optionee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation.
     18. General.
     (a) Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, by telegram, telex, telecopy or similar facsimile means, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by certified or registered mail, return receipt requested, with postage and fees prepaid, addressed to the Company at its then-current main corporate address or by electronic mail to [name@smith.com], and to Optionee at his or her address indicated on the Company’s records, at the e-mail address, if any, provided for Optionee by the Company or its Subsidiary, or at such other address and number as a party has previously designated in writing from time to time to the other party.
          (i) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include the Plan Prospectus, this Agreement and U.S. financial reports of the Company, may be delivered to Optionee electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or such other delivery determined at the Company’s discretion.

          (ii) Consent to Electronic Delivery. Optionee acknowledges that Optionee has read this Section 18(a) of this Agreement and consents to the electronic delivery of the Plan documents. Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost if Optionee contacts the Company by telephone, through a postal service or electronic mail at [name@smith.com]. Optionee further acknowledges that Optionee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Optionee understands that Optionee must provide the Company or any designated third party with a paper copy of any documents delivered electronically by Optionee if electronic delivery fails. Optionee understands that Optionee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Optionee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [name@smith.com]. Finally, Optionee understands that he or she is not required to consent to electronic delivery but that, to the extent permitted by applicable law, such refusal may affect Grantee’s ability to participate in the Plan.
     (b) Transferability of Option. The Option is transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, (ii) by a qualified domestic relations order (as defined in Code Section 414(p), or (iii) to Optionee’s Immediate Family or entities established for the benefit of, or solely owned by, Optionee’s Immediate Family to the extent permitted under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.
     (c) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Optionee and Company.
     (d) Nature of the Grant. In accepting this Agreement, Optionee acknowledges that:
          (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
          (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options, even if Options have been awarded repeatedly in the past;
          (iii) all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;
          (iv) Optionee’s participation in the Plan is voluntary;
          (v) Options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and Options are outside the scope of Optionee’s employment contract, if any;
          (vi) Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;
          (vii) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
          (viii) if the underlying Shares do not increase in value, the Option will have no value;
          (ix) the value of the Shares acquired upon exercise of the Option may increase or decrease in value; and
          (x) in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of Optionee’s employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and Optionee irrevocably releases the Company and each Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
     (e) Data Privacy Notice and Consent. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Company and its Subsidiaries and other affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.
          Optionee understands that the Company and its Subsidiaries may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
          Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipients’ countries may have different data privacy laws and protections than Optionee’s country. Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of the Option may be deposited. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusal or withdrawal of consent may affect his or her ability to participate in the Plan and, to the extent permitted by applicable law, may void this Agreement. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.
     (f) Language. If Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
     (g) Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.
     (h) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Optionee regarding the grant of the Options covered hereby.
     (i) Governing Law. The Option shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.
[Signature page follows.]
     IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

SMITH INTERNATIONAL, INC.

By:

Name:

Title:

Address for Notices:

Smith International, Inc. c/o Corporate Secretary 16740 Hardy Street Houston, Texas 77032

Optionee:

Signature

Address for Notices: